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                                                                    Ex-(g)(viii)


                                AMENDMENT TO THE
                          ACCOUNTING SERVICES AGREEMENT
                               DATED APRIL 8, 1991

         THIS AMENDMENT, dated as of August 21, 2001, by and between THE CHARLES SCHWAB FAMILY OF FUNDS ("Trust") and PFPC Inc. ("PFPC") amends the Accounting Services Agreement by and between the parties dated April 8, 1991 ("Agreement").

                              W I T N E S S E T H:

         WHEREAS, the Trust has appointed PFPC to act as the fund accounting agent for the Trust and to perform the services set forth in the Agreement; and

         WHEREAS, the Trust and PFPC now desire to amend the Agreement with respect to the services provided by PFPC to the Trust.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Trust and PFPC agree, as follows:

1. The second paragraph of Section 7 and Appendix A of the Agreement shall be deleted in their entirety.

2. Section 14 of the Agreement shall be deleted and restated in its entirety as follows: "PFPC shall perform the services set forth on Schedule C to the Agreement."

3. Schedule C shall be added as a new schedule to the Agreement. A copy of Schedule C is attached hereto as Exhibit 1 and incorporated herein by reference.

4. The name The Charles Schwab Family of Funds refers to The Charles Schwab Family of Funds and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust dated May 9, 1995. The obligations of The Charles Schwab Family of Funds entered into in the name of or on behalf of a Portfolio of The Charles
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Schwab Family of Funds by any of the Trustees, representatives or agents are made not individually, but in such The Charles Schwab Family of Funds capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of The Charles Schwab Family of Funds personally, but bind only the assets of The Charles Schwab Family of Funds belonging to such Portfolio for the enforcement of any claim against The Charles Schwab Family of Funds.

         Transactions entered into by one or more Portfolios in The Charles Schwab Family of Funds are considered independent transactions and shall in no way affect transactions entered into by any other Portfolio(s). Any amount owed by The Charles Schwab Family of Funds with respect to any obligation arising out of the Agreement, as amended, shall be paid only out of the assets and property of the particular Portfolio(s) that entered into such transaction.

5. Except to the extent amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

PFPC  INC.                                 THE CHARLES SCHWAB FAMILY
                                           OF FUNDS


By:      /s/ Steven M. Wynne               By:    /s/ Tai-Chin Tung
         -------------------------                --------------------------
Name:    Steven M. Wynne                   Name:  Tai-Chin Tung
         -------------------------                --------------------------

Title:   Executive Vice President          Title: Chief Financial Officer
         -------------------------                --------------------------

Date:    August 21, 2001                   Date:  August 21, 2001
         -------------------------                --------------------------
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                                                                       EXHIBIT 1


                                   SCHEDULE C
                      TO THE ACCOUNTING SERVICES AGREEMENT
                                     BETWEEN
                       THE CHARLES SCHWAB FAMILY OF FUNDS
                                       AND
                                   PFPC INC.

PFPC Inc. ("PFPC") will perform the following services for The Charles Schwab Family of Funds ("Fund"):

         1. Assist in keeping, maintaining and preserving (for such period of time as required under Rule 31a-2 of the 1940 Act) all accounts, records and other documents required under (a) Rule 31a-1(a) that relate to the services provided by PFPC under the Agreement; (b) Rule 31a-1(b)(1); (c) Rule 31a-1(b)(2)(i),
                  (ii) and (iii); (d) Rule 31a-1(b)(3) and (e) Rule 31a-1(b)(8);

         2. Calculate the value of each asset and the current net asset value of each Portfolio and class thereof;

         3. Record and verify daily income, expense accruals and capital gains and losses and provide notification of any proposed adjustments to the Fund;

         4.       Maintain historical tax lots for each asset;

         5. Record investment purchases and sales and transmit to the Fund's custodian for proper settlement;

         6. Review transactions recorded by the Fund's custodian in order to prepare the daily reconciliation of cash and investment positions;

         7. Record the capital share transactions and reconcile such transactions daily with the Fund's transfer agent;

         8. Prepare the cash balances available for investment for each of the next five business days and update cash availability throughout the day as requested;

         9. Prepare such periodic financial statements and other reports as may be reasonably requested from time to time;

         10. Assist in the preparation of the Fund's Registration Statement; Pre-Effective and Post-Effective Amendments to the Registration Statement; Notices of Annual or Special Meetings of Shareholders; Proxy Statements; and such other notices, statements and filings as may be reasonably requested from time to time;
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         11.      Assist in the preparation and filing of the Annual and
                  Semiannual Reports to shareholders; Form N-SAR; Form N-30D; Form 24f-2; and such other reports as may be reasonably requested from time to time;

         12. Assist in the preparation and filing of any federal and state tax returns;

         13. Assist in monitoring compliance with Subchapters L and M of the Internal Revenue Code;

         14. Assist (on a post-trade basis) with the monitoring of compliance with those requirements of the Investment Company Act of 1940 and the Fund's current Registration Statement as may be agreed to between PFPC and the Fund from time to time;

         15. Assist in monitoring daily collateral asset segregation amounts for futures contracts and such other financial instruments as may be reasonably requested from time to time;

         16. Assist in the calculation of the Fund's income, excise tax, and capital gain distributions;

         17. Calculate the total return; yield; expense ratio; turnover rate; maturity (if applicable) and such other performance, financial and portfolio information as may be reasonably requested from time to time;

         18. Assist in the preparation of the annual budget, expense accruals, expense allocations and waiver monitoring;

         19. Manage accounts payable and authorize disbursements upon Written Instructions;

         20.      Assist in the preparation of quarterly Board materials; and

         21. Provide such other services as may be agreed between PFPC and the Fund from time to time.